SMITH HELMS MULLISS & MOORE, L.L.P.
                         P. O. Box 31247
                 Charlotte, North Carolina 28231
                         (704) 343-2000






                          May 26, 1995
CT Communications, Inc.
68 Cabarrus Avenue, East
P. O. Box 227
Concord, North Carolina 28025


Re:  Registration Statement on Form S-8 Filed May 26, 1995 -
     5,000 Shares of Class Nonvoting B Common Stock to be Issued
     Pursuant to 1995 Comprehensive Stock Option Plan

Gentlemen:

     In connection with the possible offering and sale from time to time of all or a portion of 5,000 shares of the Class B Nonvoting Common Stock, $50.00 par value per share, of CT Communications, Inc. (the "Shares"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement") filed on May 26, 1995 by the registrant with the Securities and Exchange Commission under the Securities Act of 1933, we are of the opinion that when (a) the Registration Statement shall become effective and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement, the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent to the filing of a copy of this opinion as
Exhibit 5.1 of the Registration Statement.

                              Very truly yours,



                              SMITH HELMS MULLISS & MOORE, L.L.P.